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TABLE OF CONTENTS Prospectus Supplement

Filed pursuant to Rule 424(b)(2)
Registration No. 333-156068

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	15,081,968	$15.25	$230,000,012	$26,703

(1)
The filing fee of $26,703 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(to Prospectus Dated December 11, 2008)

13,114,755 Shares

TCF Financial Corporation

Common Stock

        TCF Financial Corporation ("TCF") is offering to sell 13,114,755 shares of its common stock, par value $0.01 per share (the "Common Stock"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "TCB." The last reported sale price of our Common Stock on the NYSE on March 9, 2011 was $15.58 per share.

        Investing in the Common Stock involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement and on page 3 of the accompanying prospectus, along with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The Common Stock is not a deposit or savings account. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

PRICE $15.25 PER SHARE

	Per Share of Common Stock	Total

Public offering price	$15.25000	$200,000,014	(1)

Underwriting discounts and commissions	$0.68625	$9,000,001

Proceeds, before expenses, to TCF	$14.56375	$191,000,013

(1)
The underwriters have been granted an option to purchase up to a total of 1,967,213 additional shares of Common Stock from TCF at the public offering price minus the underwriting discount within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

        Net proceeds to TCF (after expenses) are expected to be approximately $191 million.

        The Common Stock will be ready for delivery to purchasers through the book-entry facilities of The Depository Trust Company, against payment on or about March 15, 2011.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

RBC Capital Markets

The date of this prospectus supplement is March 9, 2011.

Prospectus Supplement

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus we have filed or may file with the Securities and Exchange Commission. Neither we nor any underwriter or agent have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any relevant free-writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, that the information contained herein is correct as of any time subsequent to the date hereof or that any information incorporated or deemed incorporated by reference herein is correct as of any time other than the respective dates thereof. If the information set forth in this prospectus supplement or relevant free-writing prospectus differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement or relevant free-writing prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Common Stock. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to the Common Stock that we are currently offering.

        Both this prospectus supplement and the accompanying prospectus include important information about us, our Common Stock and other information you should know before investing in our Common Stock. This prospectus supplement also adds to, updates and changes information in the accompanying prospectus. To the extent that any statement we make in the prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the caption "Where You Can Find More Information" in the accompanying prospectus before investing in our Common Stock.

        In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms "TCF," "Company," "we," "us" and "our" refer to TCF Financial Corporation and its consolidated subsidiaries.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission (the "SEC") allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document that we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus supplement and the accompanying prospectus. The documents listed below are incorporated by reference into this prospectus supplement (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

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  our Annual Report on Form 10-K for the year ended December 31, 2010;

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  our Current Reports on Form 8-K filed with the SEC on January 11, 2011, January 24, 2011 (pursuant to Items 5.02, 5.03 and 9.01), February 18, 2011 and March 9, 2011;

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  the description of our Common Stock that is contained in Item 1 of our Registration Statement on Form 8-A filed on May 17, 1989 with the SEC under Section 12(g) of the Exchange Act; and

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  any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities (which filed documents do not include any portion thereof containing information furnished rather than filed, including information furnished under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's Internet web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus supplement by writing or telephoning us at 200 Lake Street East, Mail Code EX0-03-P, Wayzata, MN 55391-1693, Attention: Corporate Secretary, telephone: (952) 745-2760.

 FORWARD-LOOKING STATEMENTS

        The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and other reports issued by the Company, including reports filed with the SEC, may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act that deal with future results, plans or performance. In addition, TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements (which will generally be identified by words such as "anticipate," "estimate," "expect," "intend," "plan," "believe," "should" and similar words and phrases) deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans and are subject to a number of risks and uncertainties. These include, but are not limited to the following:

        Adverse Economic or Business Conditions, Credit and Other Risks.    Continued or deepening deterioration in general economic and banking industry conditions, or continued increases in unemployment in TCF's primary banking markets; adverse economic, business and competitive developments such as shrinking interest margins, deposit outflows, deposit account attrition, or an inability to increase the number of deposit accounts; adverse changes in credit and other risks posed by TCF's loan, lease, investment, and securities available for sale portfolios, including continuing declines in commercial or residential real estate values or changes in the allowance for loan and lease losses dictated by new market conditions or regulatory requirements; interest rate risks resulting from fluctuations in prevailing interest rates or other factors that result in a mismatch between yields earned on TCF's interest-earning assets and the rates paid on its deposits and borrowings; and foreign currency exchange risks.

        Earnings/Capital Constraints, Liquidity Risks.    Limitations on TCF's ability to pay dividends or to increase dividends in the future because of financial performance deterioration, regulatory restrictions or limitations; increased deposit insurance premiums, special assessments or other costs related to adverse conditions in the banking industry, the economic impact on banks of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Emergency Economic Stabilization Act of 2008, as amended ("EESA"), and other regulatory reform legislation; the impact of financial regulatory reform, including the phase out of trust preferred securities in tier 1 capital called for by the Dodd-Frank Act, or additional capital, leverage, liquidity and risk management requirements or changes in the composition of qualifying regulatory capital; adverse changes in securities markets directly or indirectly affecting TCF's ability to sell assets or to fund its operations; diminished unsecured borrowing capacity resulting from TCF credit rating downgrades and unfavorable conditions in the credit markets that restrict or limit various funding sources; costs associated with new regulatory requirements or interpretive guidance relating to liquidity.

        Legislative and Regulatory Requirements.    New consumer protection and supervisory requirements, including the Dodd-Frank Act's creation of a new Bureau of Consumer Financial Protection and limits on Federal preemption for state laws that could be applied to national banks; the imposition of requirements with an adverse impact relating to TCF's lending, loan collection and other business activities as a result of the EESA and the Dodd-Frank Act, or other legislative or regulatory developments such as mortgage foreclosure moratorium laws or imposition of underwriting or other limitations that impact the ability to use certain variable-rate products; reduction of interchange revenue from debit card transactions resulting from the so-called Durbin Amendment to the Dodd-Frank Act, which limits debit card interchange fees to amounts that will only allow issuers to recover incremental costs of authorization, clearance and settlement of debit card transactions, plus possibly some costs relating to fraud prevention; impact of legislative, regulatory or other changes affecting customer account charges and fee income; changes to bankruptcy laws which would result in the loss of all or part of TCF's security interest due to collateral value declines (so-called "cramdown" provisions); any material failure of TCF to comply with the terms of its consent order with the Office of the Comptroller of the Currency relating to TCF's Bank Secrecy Act compliance, which may result in regulatory enforcement action including monetary penalties; increased health care costs resulting from recently enacted Federal health care reform legislation; adverse regulatory examinations and resulting enforcement actions or other adverse consequences such as increased capital requirements or higher deposit insurance assessments; heightened regulatory practices, requirements or expectations, including, but not limited to, requirements related to the Bank Secrecy Act and anti-money laundering compliance activity.

        Other Risks Relating to Fee Income.    Uncertainties relating to TCF's implementation of new regulatory requirements that prohibit financial institutions from charging overdraft fees on point-of-sale and ATM transactions unless customers opt-in, including customer opt-in preferences which may have an adverse impact on TCF's fee revenue; and uncertainties relating to future retail deposit account changes such as charging a daily negative balance fee in lieu of per item overdraft fees or other significant changes, including limitations on TCF's ability to predict customer behavior and the impact on TCF's fee revenues.

        Litigation Risks.    Results of litigation, including class action litigation concerning TCF's lending or deposit activities including account servicing processes or fees or charges, or employment practices, and possible increases in indemnification obligations for certain litigation against Visa U.S.A. ("covered litigation") and potential reductions in card revenues resulting from covered litigation or other litigation against Visa.

        Competitive Conditions; Supermarket Branching Risk.    Reduced demand for financial services and loan and lease products; adverse developments affecting TCF's supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches.

        Accounting, Audit, Tax and Insurance Matters.    Changes in accounting standards or interpretations of existing standards; federal or state monetary, fiscal or tax policies, including adoption of state legislation that would increase state taxes; adverse state or Federal tax assessments or findings in tax audits; lack of or inadequate insurance coverage for claims against TCF.

        Technological and Operational Matters.    Technological, computer-related or operational difficulties or loss or theft of information and the possibility that deposit account losses (fraudulent checks, etc.) may increase.

        You should consult our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Registration Statement on Form 8-A that are incorporated herein by reference for additional important information about TCF.

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Common Stock. You should carefully consider the sections entitled "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein to determine whether an investment in our Common Stock is appropriate for you.

The Company

        TCF is a bank holding company. We were organized in 1987 under the laws of the State of Delaware. Our banking subsidiary, TCF National Bank, is headquartered in South Dakota and operates bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota. At December 31, 2010, TCF had total assets of $18.5 billion. TCF was the 32nd largest publicly traded bank holding company in the United States based on total assets as of December 31, 2010, according to SNL Financial. TCF's core businesses include retail banking (branch banking and retail lending), wholesale banking (commercial banking, leasing and equipment finance and inventory finance) and treasury services (investment and borrowing portfolios and management of capital, debt and market risks, including interest-rate and liquidity risks).

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760. Our website is located at http://www.tcfbank.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

        TCF recently filed with the SEC its Annual Report on Form 10-K for the period ended December 31, 2010. Investors should read the Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement, for information about the Company, its financial results and risks and uncertainties.

 The Offering

        The following summary contains basic information about the Common Stock. It does not contain all the information that is important to you. For a more complete understanding of the Common Stock, you should read the sections of this prospectus supplement and accompanying prospectus entitled "Description of Common Stock."

Issuer	TCF Financial Corporation
Common Stock offered	13,114,755 shares of Common Stock (or 15,081,968 shares of Common Stock if the underwriters exercise their over-allotment option in full).
Common Stock outstanding after this offering	157,015,439 shares of our Common Stock (or 158,982,652 shares of Common Stock if the underwriters exercise their over-allotment option in full)(1).
Use of proceeds

We expect to use the net proceeds from the sale of our Common Stock (i) to repay borrowings under our senior unsecured variable-rate term note maturing in July 2012, (ii) to redeem our 10.75% Junior Subordinated Notes, Series I following the occurrence of a capital treatment event and (iii) for general corporate purposes. See "Use of Proceeds."

Risk factors

See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Common Stock.

NYSE trading symbol	"TCB"
Transfer agent and registrar	Computershare Trust Company, N.A.

(1)
The number of shares of Common Stock outstanding immediately after the closing of this offering is based on 143,900,684 shares of Common Stock outstanding as of March 8, 2011.

Unless otherwise indicated, the number of shares of Common Stock outstanding after the offering presented in this prospectus supplement excludes shares issuable upon exercise of 3,199,988 outstanding warrants to purchase our Common Stock, 45,504 shares of our Common Stock held in treasury and 3,946,619 shares of our Common Stock issuable upon the exercise of stock options and restricted stock awards outstanding under our various employee or director incentive, compensation and option plans. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

SELECTED FINANCIAL DATA

        The following is the selected consolidated financial data for the Company for the five years ended December 31, 2010. The summary below should be read in conjunction with the consolidated financial statements and related notes within our Annual Report on Form 10-K for the year ended December 31, 2010.

Summary Consolidated Income:

	Year Ended December 31,
(Dollars in thousands, except per-share data)	2010	2009	2008	2007	2006
Total revenue	$1,237,187	$1,158,861	$1,092,108	$1,091,634	$1,026,994

Net interest income	$699,202	$633,006	$593,673	$550,177	$537,530
Provision for credit losses	236,437	258,536	192,045	56,992	20,689
Fees and other revenue	508,862	496,468	474,061	490,285	485,276
Gains on securities	29,123	29,387	16,066	13,278	—
Visa share redemption	—	—	8,308	—	—
Gains on sales of branches and real estate	—	—	—	37,894	4,188

Total non-interest income	537,985	525,855	498,435	541,457	489,464
Operating non-interest expense	716,721	723,761	671,937	654,648	644,619
Foreclosed real estate and repossessed assets, net	40,385	31,886	19,170	5,673	4,181
Other credit costs, net	6,018	12,137	3,296	1,803	397

Income before income tax expense	237,626	132,541	205,660	372,518	357,108
Income tax expense	87,765	45,854	76,702	105,710	112,165

Income after income tax expense	149,861	86,687	128,958	266,808	244,943
Income (loss) attributable to non-controlling interest	3,297	(410)	—	—	—

Net income	146,564	87,097	128,958	266,808	244,943
Preferred stock dividends	—	18,403	2,540	—	—

Net income available to common stockholders	$146,564	$68,694	$126,418	$266,808	$244,943

Per common share:
Basic earnings	$1.05	$.54	$1.01	$2.09	$1.90

Diluted earnings	$1.05	$.54	$1.01	$2.09	$1.90

Dividends declared	$.20	$.40	$1.00	$.97	$.92

Summary Consolidated Financial Condition:

	At December 31,
(Dollars in thousands, except per-share data)	2010	2009	2008	2007	2006
Loans and leases	$14,788,304	$14,590,744	$13,345,889	$12,494,370	$11,478,255
Securities available for sale	1,931,174	1,910,476	1,966,104	1,963,681	1,816,126
Total assets	18,465,025	17,885,175	16,740,357	15,977,054	14,669,734
Checking, savings and money market deposits	10,556,788	10,380,814	7,647,069	7,322,014	7,285,615
Certificates of deposit	1,028,327	1,187,505	2,596,283	2,254,535	2,483,635

Total deposits	11,585,115	11,568,319	10,243,352	9,576,549	9,769,250
Borrowings	4,985,611	4,755,499	4,660,774	4,973,448	3,588,540
Total TCF Financial Corporation stockholders' equity	1,471,663	1,175,362	1,493,776	1,099,012	1,033,374
Book value per common share	$10.30	$9.10	$8.99	$8.68	$7.92

Key Ratios and Other Data:

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006
Return on average assets	.82%	.49%	.79%	1.76%	1.74%
Return on average common equity	10.36	5.95	11.46	25.82	24.37
Average total equity to average assets	7.83	7.20	7.04	6.82	7.15
Net interest margin(1)	4.14	3.87	3.91	3.94	4.16
Net charge-offs as a percentage of average loans and leases	1.47	1.34	.78	.29	.16

(1)
Net interest income divided by average interest-earning assets.

RISK FACTORS

        An investment in our Common Stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us that are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010 and those that are described below and elsewhere in this prospectus supplement and the accompanying prospectus.

The price of our Common Stock may fluctuate.

        The market price of our Common Stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. These risks may be affected by:

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  operating results that vary from the expectations of our management or of securities analysts and investors;

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  developments in our business or in the financial services sector generally;

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  speculation in the press or investment community, including speculation as to trends, concerns and other issues affecting the financial services industry;

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  proposed or adopted regulatory or legislative changes affecting our industry generally or our business and operations;

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  anticipated or pending investigations or proceedings or litigation that involve or affect us;

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  operating and securities price performance of companies that investors consider to be comparable to us;

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  changes in estimates or recommendations by securities analysts or rating agencies;

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  announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

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  changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Furthermore, given recent and ongoing market and economic conditions, the market price of our Common Stock may continue to be subject to further significant market fluctuations. Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. Unprecedented developments in financial markets throughout the same period have undermined global confidence in financial markets, including in the stability of financial services firms. Dramatic declines in the U.S. housing market, with falling home prices, increasing foreclosures and high levels of unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected and may continue to adversely affect our business and results of operations.

        Accompanying these and related events, including the failure of some financial institutions, stock markets around the world have experienced significant price and trading volume volatility, with shares of financial services firms experiencing particular volatility. While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, continued or further market and economic turmoil may occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price and trading volume volatility of our Common Stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

        Except as described under "Underwriting," we are not restricted from issuing additional shares of Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock. The issuance of any additional shares of Common Stock or of preferred stock or convertible securities could be substantially dilutive to holders of our Common Stock. Moreover, to the extent that we issue restricted stock units, options, or warrants to purchase our Common Stock in the future and those options, or warrants are exercised or as the restricted stock units vest, our stockholders may experience further dilution. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock made after this offering or the perception that such sales could occur.

An investment in our Common Stock is not an insured deposit.

        Our Common Stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. Investment in our Common Stock is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this prospectus supplement, the accompanying prospectus and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a result, if you acquire our Common Stock, you may lose some or all of your investment.

You may not receive dividends on our Common Stock.

        As a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") regarding capital adequacy and dividends. As of December 31, 2010, we were considered "well-capitalized" under the capital standards that our banking regulators use to assess the capital adequacy of bank holding companies. Federal Reserve Board guidelines generally require us to review the effects of the cash payment of dividends on Common Stock and other Tier 1 capital instruments on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on Common Stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

        The principal source of our cash is dividends from our bank subsidiary, TCF National Bank. TCF National Bank's dividends are governed by the Office of the Comptroller of the Currency (the "OCC"). TCF National Bank may not declare or pay a dividend to TCF in excess of 100% of its net retained profits for the current year combined with its net retained profits for the preceding two calendar years, without prior approval of the OCC. TCF National Bank's ability to make capital distributions in the future may require regulatory approval and may be restricted by its regulatory authorities. TCF National Bank's ability to make any such distributions will also depend on its earnings and ability to meet minimum regulatory capital requirements in effect during future periods. These capital adequacy standards may be higher in the future than existing minimum regulatory requirements. The OCC also has the authority to prohibit the payment of dividends by a national bank when it determines such payments would constitute an unsafe and unsound banking practice. In addition, income tax considerations may limit the ability of TCF National Bank to make dividend payments in excess of its current and accumulated "earnings and profits." New legislation, additional rulemaking, or changes in regulatory policies may affect future regulatory capital requirements applicable to TCF National Bank.

        We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Based on the economic conditions discussed above and the potential impact on TCF's net income, the level at which TCF will be able to pay dividends in future periods under applicable regulatory guidelines or other regulatory restrictions is uncertain. Any reduction of, or the elimination of, our Common Stock dividend in the future could adversely affect the market price of our Common Stock.

We are a bank holding company and depend on our subsidiaries for dividends, distributions and other payments.

        We are a bank holding company and, accordingly, substantially all of our operations are conducted through our banking subsidiary, TCF National Bank, and its subsidiaries. As a result, our cash flow and our ability to make dividend payments to our common stockholders depend on the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. The ability of our banking subsidiary to pay dividends or make other payments to us is limited by its obligations to maintain sufficient capital and by other regulatory restrictions on dividends. If it does not satisfy these regulatory requirements, we will be unable to pay dividends on our Common Stock. Payments to us by our subsidiaries also will be contingent upon those subsidiaries' earnings, business considerations and maintenance of required capital levels. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a common stockholder to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

Changes in laws, regulations, rules and standards could have a material impact on TCF's business, results of operations, and financial condition, the effect of which is impossible to predict.

        Uncertainty remains as to the ultimate impact of the Dodd-Frank Act, which was signed into law on July 21, 2010. Significant regulatory and legal consequences may arise as provisions of the Act are interpreted and implemented by designated regulatory agencies. Along with the Dodd-Frank Act, new or revised tax, accounting, and other laws, regulations, rules and standards could significantly impact strategic initiatives, results of operations, and financial condition. The financial services industry is extensively regulated. Federal and state laws and regulations are designed primarily to protect the deposit insurance funds and consumers, and not necessarily to benefit a financial company's stockholders. These laws and regulations may impose significant limitations on operations. In addition, regulatory restrictions could limit our financial flexibility, including TCF's ability to incur indebtedness. These limitations, and sources of potential liability for the violation of such laws and regulations, are described in "Item 1. Business—Regulation" of our Annual Report on Form 10-K for the period ended December 31, 2010. These regulations, along with tax and accounting laws, regulations, rules and standards, have a significant impact on the ways that financial institutions conduct business, implement strategic initiatives, engage in tax planning and make financial disclosures. These laws, regulations, rules and standards are constantly evolving and may change significantly over time. The nature, extent, and timing of the adoption of significant new laws, changes in existing laws, or repeal of existing laws may have a material impact on TCF's business, results of operations, and financial condition, the effect of which is impossible to predict. Violations of these laws can result in enforcement actions which can impact operations.

Anti-takeover provisions could adversely affect our stockholders.

        Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. There are substantial regulatory limitations on changes of control of bank holding companies. With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

If we defer payments on our trust preferred capital securities or are in default under the related indentures, or if we are in arrears on dividend payments under our preferred stock, we will be prohibited from making distributions on our Common Stock.

        We may issue preferred stock, the terms of which could adversely affect our ability to declare or pay dividends or distributions on our Common Stock. In addition, the terms of our outstanding trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Stock, or purchasing, acquiring, or making a liquidation payment on such capital stock, if an event of default has occurred and is continuing under the applicable indenture, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. If we experience a material deterioration in our financial condition or risk profile, our regulators may not permit us to make future payments on our trust preferred capital securities, which would also prevent us from paying any dividends on our Common Stock.

        We expect to use a portion of the net proceeds from this offering to redeem the outstanding trust preferred securities following the occurrence of a capital treatment event. See "Use of Proceeds."

USE OF PROCEEDS

        We estimate the net proceeds from the sale of our Common Stock in this offering will be approximately $191 million, after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use a portion of the net proceeds from the sale of our Common Stock to repay our $90 million principal amount senior unsecured variable-rate term note maturing in July 2012. As of December 31, 2010, the interest rate associated with the term note was 3.31%.

        We also expect to use a portion of the net proceeds from the sale of our Common Stock to redeem all of our $115,010,000 aggregate principal amount of 10.75% Junior Subordinated Notes, Series I (the "Notes") held by TCF Capital I, a Delaware statutory trust (the "Trust"), following the occurrence of a "capital treatment event" (as defined below). The Trust will simultaneously redeem all of its $115,000,000 aggregate principal amount of 10.75% Capital Securities, Series I ("Trust Preferred Securities") and $10,000 aggregate principal amount of 10.75% Common Securities, Series I ("Trust Common Securities"). We are the holder of the Trust Common Securities. The Notes mature on August 15, 2068 and were issued on August 19, 2008 pursuant to an Indenture, dated as of the same date, by and between TCF and Wilmington Trust Company as Trustee, as supplemented by a Supplemental Indenture also dated as of August 19, 2008 (as supplemented, the "Indenture"). The Trust Preferred Securities and Trust Common Securities have no stated maturity, but are to be redeemed upon redemption of the Notes. If the net proceeds from the sale of our Common Stock pursuant to this offering are insufficient to redeem the Notes, we intend to rely on cash on hand at TCF in order to fund the redemption.

        The Notes will become redeemable for a 90-day period upon the occurrence of a "capital treatment event" under the Indenture. Under the Indenture, "capital treatment event" means the reasonable determination by the Company that, as a result of any (i) amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the issuance of the Notes; (ii) proposed change in those laws or regulations that is announced after the issuance of the Notes; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the Notes; there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the liquidation amount of the Trust Preferred Securities as "Tier 1 capital" (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve applicable to bank holding companies, as then in effect. Prior to redeeming the Trust Preferred Securities, we will also need to obtain the approval of the Federal Reserve Board. We have received approval from the Federal Reserve Board to use the proceeds from this offering to redeem the Trust Preferred Securities at any time prior to May 29, 2011. If, however, a capital treatment event does not take place in time for us to complete a redemption pursuant to this authorization, we will have to ask the Federal Reserve Board to extend the time in which we may redeem the Trust Preferred Securities. While we believe we will be granted such an extension based on the approval we have already received, we cannot be assured that the Federal Reserve will be willing to extend their approval of the redemption to a later date.

        This disclosure does not constitute a notice of redemption with respect to the Notes, the Trust Preferred Securities or the Trust Common Securities.

        Certain underwriters or their affiliates may be holders of the Trust Preferred Securities. As a result, some of the underwriters or their affiliates may receive part of the net proceeds of this offering by reason of our redemption of the Notes, and the simultaneous redemption of the Trust Preferred Securities by TCF Capital I. In addition, Cooper State Bank, a state bank of which TCF's CEO is the controlling shareholder and certain members of TCF's management and board of directors are shareholders, is a holder of the Trust Preferred Securities.

        We expect to use any remaining net proceeds from the sale of our Common Stock for general corporate purposes, which may include capital to support asset growth and acquisition opportunities and to enhance capital ratios. Proceeds from the offering which will be used to redeem the Trust Preferred Securities will be held in cash or short-term marketable securities until we redeem the Trust Preferred Securities.

DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus supplement, we are authorized to issue 280,000,000 shares of Common Stock. As of March 8, 2011, we had 143,946,188 shares of Common Stock issued (which includes 45,504 shares held in treasury) and had reserved approximately 3,199,988 shares of Common Stock for issuance upon exercise of outstanding warrants to purchase our Common Stock and 3,946,619 shares of Common Stock for issuance under various employee or director incentive, compensation and option plans.

        The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of our Common Stock.

Dividends

        Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment. In addition, any determination to pay dividends will be subject to applicable regulatory restrictions and Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors. For additional information regarding the payment of dividends, see "Risk Factors."

Voting Rights

        Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designation and applicable law, all voting rights are vested in the holders of shares of our Common Stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and, to the extent applicable, after the holders of any series of our outstanding preferred stock have received any of their liquidation preferences in full.

Transfer Agent

        Computershare Trust Company, N.A. is the transfer agent, registrar and dividend disbursement agent for our Common Stock.

Miscellaneous

        The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of our Common Stock are not entitled to preemptive rights. Our Common Stock is not convertible into shares of any other class of our capital stock.

Anti-Takeover Provisions

        Provisions of Delaware law, our certificate of incorporation and bylaws and regulatory limitations on changes of control of bank holding companies could make it difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For further discussion, see "Risk Factors—Anti-takeover provisions could adversely affect our stockholders."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

        This section summarizes material United States federal income and estate tax consequences of the ownership and disposition of our Common Stock by a "non-U.S. holder." For this purpose, you are a "non-U.S. holder" if you are:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

  •
  an estate that is not subject to United States federal income tax on a net income basis on income or gain from our Common Stock or

  •
  a trust if it (1) is not subject to the primary supervision of a court within the United States or no United States person has the authority to control all substantial decisions of the trust or (2) does not have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, this section does not represent a detailed description of the United States federal income tax consequences applicable to a non-U.S. holder that may be subject to special treatment under the United States federal income tax laws (including a United States expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds our Common Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment and the activities of the partnership. A partner in a partnership holding our Common Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our Common Stock.

        You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our Common Stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

        Except as described below, if you are a non-U.S. holder of our Common Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid United States Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with Treasury regulations.

        If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid United States Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        "Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations on a net income basis.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gains on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our Common Stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, the gain is attributable to a permanent establishment that you maintain in the United States,

  •
  you are an individual, you hold our Common Stock as a capital asset and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for United States federal income tax purposes, and (as long as our Common Stock continues to be regularly traded on an established securities market) you held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition or your holding period, more than 5% of the Common Stock and you are not eligible for any treaty exemption.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

        Under recently enacted legislation, a 30% withholding tax will be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States owners and/or United States accountholders. Such payments would include United States-source dividends and the gross proceeds from the sale or other disposition of stock that can produce United States-source dividends.

Federal Estate Taxes

        Common Stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of our Common Stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, together with any other relevant documents including Form W-8IMY (if applicable) certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of our Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of our Common Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a "controlled foreign corporation" for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the Common Stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the Common Stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Whether or not the underlying assets of the issuer were deemed to include "plan assets," as described below, the acquisition and/or holding of the Common Stock by an ERISA Plan with respect to which the issuer or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Common Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Common Stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of the Common Stock, each purchaser and subsequent transferee of the Common Stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Common Stock constitutes assets of any Plan or (ii) the purchase and holding of the Common Stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Common Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Common Stock. The sale of any Common Stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or that such investment is appropriate for, any such Plans generally or any particular Plan.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Common Stock indicated below.

Name	Number of Shares
J.P. Morgan Securities LLC	5,573,771
Morgan Stanley & Co. Incorporated	5,573,771
RBC Capital Markets, LLC	1,967,213

Total:	13,114,755

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus supplement if any such shares of Common Stock are taken. However, the underwriters are not required to take or pay for the shares of Common Stock covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.410 a share under the public offering price. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,967,213 additional shares of Common Stock at the purchase price listed below. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional 1,967,213 shares of Common Stock.

		Total
	Per Share	No Exercise	Full Exercise
Purchase Price	$15.25000	$200,000,014	$230,000,012
Underwriting discounts and commissions to be paid by us	$0.68625	$9,000,001	$10,350,001
Proceeds, before expenses, to us	$14.56375	$191,000,013	$219,650,011

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $325,000. A portion of the Company's expenses will be reimbursed by the underwriters.

        Our Common Stock is listed on the New York Stock Exchange under the trading symbol "TCB."

        We have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days from the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock; or

  •
  file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

whether any such transaction described in the first two clauses above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions do not apply to:

  (1)
  the Common Stock offered hereby;

  (2)
  issuances of Common Stock pursuant to awards under existing equity incentive plans;

  (3)
  issuances of Common Stock pursuant to existing employee plans;

  (4)
  issuances of Common Stock pursuant to the exercise of currently outstanding warrants to purchase 3,199,998 shares of Common Stock;

  (5)
  the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock during the restricted period;

  (6)
  issuances of Common Stock in connection with existing dividend reinvestment plans; or

  (7)
  any registration statement on Form S-8 with respect to clauses (3) or (6).

        In addition, certain of our executive officers and directors have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 90 days from the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock;

whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions do not apply to:

  (1)
  transactions relating to shares acquired in open market transactions after the completion of this offering;

  (2)
  bona fide gifts, provided that the donee is subject to similar restrictions;

  (3)
  the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock during the restricted period;

  (4)
  certain pledges of shares of Common Stock to secure loans with financial institutions or related transfers by any pledgee;

  (5)
  transfers or other dispositions (i) by will or intestacy, (ii) by distribution to partners, members or shareholders of controlled entities, to affiliates or to certain other controlled or managed entities, (iii) to charitable organizations or certain other entities, provided that such transferee is subject to similar restrictions;

  (6)
  pursuant to certain "cashless" option exercises and to satisfy certain tax withholding payments relating to stock incentive compensation plan grants;

  (7)
  pursuant to a judicial decree;

In addition, each such person agrees that, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated on behalf of the underwriters, he or she will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Any such consent may be given at any time without public notice.

        In order to facilitate the offering of Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the underwriters may sell more Common Stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of Common Stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing Common Stock in the open market. In determining the source of Common Stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of Common Stock compared to the price available under the over-allotment option. The underwriters may also sell Common Stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Common Stock in the open market to stabilize the price of the Common Stock. These activities may raise or maintain the market price of the Common Stock above independent market levels or prevent or retard a decline in the market price of the Common Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the another party may be required to make in respect of those liabilities.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Common Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates from time to time perform investment banking, lending and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses. In addition, certain underwriters or their affiliates may be holders of the Trust Preferred Securities. As a result, some of the underwriters or their affiliates may receive part of the net proceeds of this offering by reason of our redemption of the Notes, and the simultaneous redemption of the Trust Preferred Securities by TCF Capital I.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Common Stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Common Stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any Common Stock described by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Common Stock offered by this prospectus supplement may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Common Stock to be offered so as to enable an investor to decide to purchase any Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the

Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares of Common Stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of Common Stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        The validity of the Common Stock to be offered in this offering will be passed upon for us by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. The validity of the Common Stock offered by this prospectus supplement will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

TCF Financial Corporation

Preferred Stock
Common Stock
Warrants
Units

        TCF Financial Corporation may offer and sell, from time to time, preferred stock, common stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination. The preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock or other securities.

        This prospectus provides you with a general description of these securities and the general manner in which they may be offered. The specific terms of any shares of securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

        Additionally, securities may be offered and sold from time to time by any selling securityholder named in a prospectus supplement who has acquired, or will acquire, our securities in transactions that were not, or will not be, registered under the Securities Act of 1933, as amended, as described under "Plan of Distribution." Specific information with respect to any offer and sale by any selling securityholder will be set forth in the prospectus supplement relating to that transaction.

        You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement.

        The common stock of TCF Financial Corporation is listed on the New York Stock Exchange under the symbol "TCB."

        You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 3.

        The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

        These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation nor any other governmental agency or instrumentality.

        Our mailing address is 200 Lake Street East, MAIL CODE EX0-03-P, Wayzata, Minnesota 55391 and our telephone number is (952) 745-2760.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2008

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND
THE ACCOMPANYING PROSPECTUS SUPPLEMENT

        We provide information to you about the securities in two separate documents that progressively provide more detail:

  •
  this prospectus, which provides general information, some of which may not apply to your securities; and

  •
  the accompanying prospectus supplement, which describes the terms of the securities.

        If the terms of your securities vary between the prospectus supplement and this prospectus, you should rely on the information in the following order of priority:

  •
  the prospectus supplement; and

  •
  this prospectus.

        We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The Table of Contents included in this prospectus and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the "SEC." By using a shelf registration statement, we may, from time to time, sell any or all of these securities or any combination of preferred stock, common stock, warrants and units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock or other securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

        In addition, under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add to, update, or change information contained in this prospectus.

        You should read both this prospectus and, if applicable, any prospectus supplement together with the additional information that we refer you to, as discussed below under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations, and prospects may have changed since those dates.

        As used in this prospectus, the terms "TCF," "we," "us," and "our" or similar references mean TCF Financial Corporation and its subsidiaries on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, which we refer to in this prospectus as the "Securities Act." The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the SEC at the address provided below or on the SEC's Internet site.

        In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the "Exchange Act." You may read and copy this information at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

        We also file these documents with the SEC electronically. You can access the electronic versions of these filings through the SEC's Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tcfbank.com. Our website is not a part of this prospectus.

        You can also inspect reports, proxy statements other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

        This prospectus incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about us and our financial condition:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 25, 2008, April 28, 2008, July 22, 2008, July 28, 2008, August 6, 2008, August 8, 2008, August 19, 2008, October 24, 2008, November 3, 2008; November 14, 2008; November 25, 2008 and December 9, 2008; and

  •
  The description of our common stock that is contained in our Registration Statement on Form 8-A filed on May 17, 1989 with the SEC under Section 12(g) of the Exchange Act.

        We also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date we sell all of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet web site at the address described previously. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus by request in writing or by telephone from us at the following address:

TCF Financial Corporation
200 Lake Street East
Mail Code EX0-03-P
Wayzata, MN 55391-1693
Attention: Investor Relations
Telephone: (952) 745-2760

FORWARD-LOOKING STATEMENTS

        This prospectus, the documents incorporated by reference and other reports issued by the Company, including reports filed with the SEC, may contain "forward-looking" statements that deal with future results, plans or performance. In addition, TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans and are subject to a number of risks and uncertainties. These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; an inability to increase the number of deposit accounts and the possibility that deposit account losses (fraudulent checks, etc.) may increase; impact of legal, legislative or other changes affecting customer account charges and fee income; reduced demand for financial services and loan and lease products; adverse developments affecting TCF's supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches; changes in accounting standards or interpretations of existing standards; monetary, fiscal or tax policies of the federal or state governments; including adoption of state legislation that would increase state taxes; adverse findings in tax audits or regulatory examinations and resulting enforcement actions; changes in credit and other risks posed by TCF's loan, lease, investment, and securities available for sale portfolios, including declines in commercial or residential real estate values or changes in allowance for loan and lease losses methodology dictated by new market conditions or regulatory requirements; lack of or inadequate insurance coverage for claims against TCF; technological, computer-related or operational difficulties or loss or theft of information; adverse changes in securities markets directly or indirectly affecting TCF's ability to sell assets or to fund its operations; results of litigation, including possible increases in indemnification obligations for certain litigation against Visa U.S.A. ("covered litigation") and potential reductions in card revenues resulting from other litigation against Visa; increased deposit insurance premiums or other costs related to deteriorating conditions in the banking industry and the economic impact on banks of the Emergency Economic Stabilization Act or other related legislative and regulatory developments; heightened regulatory practices, requirements or expectations; or other significant uncertainties. You should consult our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Registration Statement on Form 8-A that are incorporated herein by reference for additional important information about TCF.

RISK FACTORS

        An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

TCF FINANCIAL CORPORATION

        TCF is a financial holding company. We were organized in 1987 under the laws of the State of Delaware. Our banking subsidiaries, TCF National Bank and TCF National Bank Arizona, are headquartered in Minnesota and Arizona and operate bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona. As of September 30, 2008, TCF's consolidated assets were $16.5 billion. TCF was the 34th largest publicly traded bank holding company in the United States based on total assets as of June 30, 2008, as determined by Ipreo. TCF's core businesses include retail and small business banking; commercial banking; consumer lending; leasing and equipment finance. The retail banking business includes traditional and supermarket branches, campus banking, EXPRESS TELLER® ATMs and Visa USA Inc. ("Visa") cards.

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760.

REGULATION AND SUPERVISION

        As a financial holding company, we are supervised and regulated by The Board of Governors of the Federal Reserve System, or the "Federal Reserve Board." In addition, our banking subsidiaries are supervised and regulated by various federal and state banking regulatory authorities, including the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, or the "FDIC." For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies and banks, as well as specific information about us and our subsidiaries, please refer to the section "Regulation" under the caption "Item 1. Business" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See "Where You Can Find More Information" above for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of securityholders.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to combined fixed charges were as follows for the periods presented:

		Year Ended December 31,
	Nine Months Ended September 30, 2008
		2007	2006	2005	2004	2003
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding interest on deposits	1.94x	2.86x	3.15x	3.96x	4.91x	3.91x
Including interest on deposits	1.55x	1.86x	1.99x	2.68x	3.73x	2.93x

        For purposes of computing these ratios, earnings represent income before income tax expense and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and an appropriate portion of rentals (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

        No shares of our series A preferred stock, or any other class of preferred stock, were outstanding during the periods shown and we did not pay preferred stock dividends during these periods.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the offered securities for general corporate purposes unless otherwise described in a prospectus supplement accompanying this prospectus. Our general corporate purposes may include:

  •
  funding the business of our operating units, including the expansion of lending programs;

  •
  funding investments in, or extensions of credit or capital contributions to, our subsidiaries;

  •
  refinancing outstanding indebtedness or refunding maturing indebtedness; or

  •
  financing possible acquisitions or business expansion.

SELLING SECURITYHOLDERS

        On November 14, 2008, we issued certain of the securities covered by this prospectus to the United States Department of the Treasury (the "Treasury"), which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

  •
  361,172 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to in this prospectus as the "series A preferred stock," representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;

  •
  A warrant to purchase 3,199,988 shares of our common stock, representing beneficial ownership of approximately 2.4% of our common stock as of December 9, 2008; and

  •
  3,199,988 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 2.4% of our common stock as of December 9, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole investment and, to the extent applicable, voting power with respect to the securities.

        We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

        See "Plan of Distribution" for additional information about selling securityholders and the manner in which they may dispose of their shares.

        Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

        Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by use of this prospectus and a prospectus supplement:

  •
  to the public through underwriters;

  •
  through dealers;

  •
  through agents; or

  •
  directly to purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price, or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

  •
  the name of the agent or the name or names of any underwriters;

  •
  the public offering or purchase price;

  •
  any discounts and commissions to be allowed or paid to the agent or underwriters;

  •
  all other items constituting underwriting compensation;

  •
  any discounts and commissions to be allowed or paid to dealers; and

  •
  any exchanges on which the securities will be listed.

        Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

        Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and the prospectus supplement may be entitled to indemnification by us against some types of liabilities, including liabilities under the Securities Act, or to reimbursement for some types of expenses.

        Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and the prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

        Certain of the underwriters, dealers, agents or their affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services for, us or our or its affiliates in the ordinary course of business.

        We may also use this prospectus to solicit offers to purchase securities directly. Except as set forth in the prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

        The securities covered by this prospectus may also be sold from time to time by our securityholders. The selling securityholders and their successors, including their transferees, may sell their securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the securities. In the case of sales by selling securityholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling securityholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling securityholders in a prospectus supplement and provide the principal terms of the agreement between the selling securityholders and the underwriters, dealers or agents.

        In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts or commissions under the Securities Act. Any selling securityholder who is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders will be obligated to comply with the provisions of the Exchange Act and its rules relating to stock manipulation, particularly Regulation M.

        We do not intend to apply for listing of the series A preferred stock on any securities exchange or for inclusion of the series A preferred stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock.

        We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration of the securities covered by this prospectus.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 30,000,000 shares of preferred stock, par value $.01 per share, in one or more series. Of such number of shares of preferred stock, our board of directors has designated 361,172 shares as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A," referred to in this prospectus as the series A preferred stock, the terms of which are described under "Description of Series A Preferred Stock" following this section.

        The following summary contains a description of general terms of any series of preferred stock that we may issue. The terms of any series of preferred stock may differ from the terms described below and will be described in the prospectus supplement relating to that series of preferred stock. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation (including the applicable certificates of designation) and our bylaws.

        Subject to limitations prescribed by Delaware law and our certificate of incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our board of directors.

        You should refer to the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

  •
  the series, title and stated value of that preferred stock;

  •
  the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

  •
  whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

  •
  the procedures for any auction or remarketing, if any, for that preferred stock;

  •
  provisions for a sinking fund, if any, for that preferred stock;

  •
  provisions for redemption, if applicable, of that preferred stock;

  •
  any listing of that preferred stock on any securities exchange;

  •
  the terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

  •
  the relative ranking and preference of the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up if other than as described in this prospectus;

  •
  any limitations on the issuance of any other series of preferred stock ranking senior to or on a parity with the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

  •
  a discussion of certain federal income tax considerations applicable to that preferred stock;

  •
  any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock; and

  •
  any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable and, except as may be determined by our board of directors and set forth in the certificate of designation setting forth the terms of any series of preferred stock, will not have, or be subject to, any preemptive or similar rights.

DESCRIPTION OF SERIES A PREFERRED STOCK

        The following is a brief description of the terms of the series A preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation and related certificate of designation with respect to the series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

        As described above, we have authority to issue up to 30,000,000 shares of preferred stock, par value $.01 per share. Of such number of shares of preferred stock, 361,172 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series A Preferred Stock

        Holders of shares of series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from November 14, 2008 to, but excluding, February 15, 2013. From and after February 15, 2013, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.

        Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

        If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.

        We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Priority of Dividends

        With respect to the payment of dividends and the amounts to be paid upon liquidation, the series A preferred stock will rank:

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  senior to our common stock and all other equity securities designated as ranking junior to the series A preferred stock; and

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  at least equally with all other equity securities designated as ranking on a parity with the series A preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of TCF.

        So long as any shares of series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series A preferred stock for all prior dividend periods, other than:

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  redemptions, purchases or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

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  purchases or other acquisitions by a broker-dealer subsidiary of TCF solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

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  purchases by a broker-dealer subsidiary of TCF for resale pursuant to an offering by TCF of our stock that is underwritten by such broker-dealer subsidiary;

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  any dividends or distributions of rights or junior stock in connection with any stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan;

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  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not TCF or a subsidiary of TCF, including as trustee or custodian; and

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  the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 14, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        If we repurchase shares of series A preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series A preferred stock then held by the initial selling securityholder.

        On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series A preferred stock), with respect to the series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

        Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series A preferred stock from time to time out of any funds legally available for such payment, and the series A preferred stock shall not be entitled to participate in any such dividend.

Redemption

        The series A preferred stock may not be redeemed prior to November 15, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $90,293,000, which equals 25% of the aggregate liquidation amount of the series A preferred stock on the date of issuance. In such a case, we may redeem the series A preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A "qualified equity offering" is a sale and issuance for cash by us, to persons other than TCF or its subsidiaries after November 14, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of TCF at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

        After November 15, 2011, the series A preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

        In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

        The series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series A preferred stock have no right to require the redemption or repurchase of the series A preferred stock.

        If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

        We will mail notice of any redemption of series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series A preferred stock designated for redemption will not affect the redemption of any other series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series A preferred stock are to be redeemed, and the number of shares of series A preferred stock to be redeemed (and, if less than all shares of series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

        Shares of series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series A preferred stock.

        If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

        Except as indicated below or otherwise required by law, the holders of series A preferred stock will not have any voting rights.

        Election of Two Directors upon Non-Payment of Dividends.    If the dividends on the series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

        Upon the termination of the right of the holders of series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of TCF will be reduced by the number of preferred stock directors that the holders of series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

        Other Voting Rights.    So long as any shares of series A preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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  any amendment or alteration of our certificate of incorporation or the certificate of designation for the series A preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of TCF;

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  any amendment, alteration or repeal of any provision of the certificate of designation for the series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series A preferred stock; or

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  any consummation of a binding share exchange or reclassification involving the series A preferred stock or of a merger or consolidation of TCF with another entity, unless the shares of series A preferred stock remain outstanding following any such transaction or, if TCF is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series A preferred stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series A preferred stock, taken as a whole.

        To the extent of the voting rights of the series A preferred stock, each holder of series A preferred stock will have one vote for each $1,000 of liquidation preference to which such holder's shares of series A preferred stock are entitled.

        The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series A preferred stock to effect the redemption.

DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus, we are authorized to issue 280,000,000 shares of common stock. As of December 9, 2008, we had 130,923,225 shares of common stock issued (which includes 3,463,879 shares held in treasury) and had reserved approximately 6,509,508 shares of common stock for issuance under outstanding warrants and various employee or director incentive, compensation and option plans.

        The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends

        Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holder of our preferred stock. In addition, as part of the capital issuance to the Treasury in connection with our participation in the Treasury's Capital Purchase Program, we agreed that, beginning November 14, 2008, for a period of three years (or such prior time as the Treasury ceases to hold the securities issued by TCF), we will not pay any dividends on our common stock other than regularly quarterly dividends of not more than $0.25 per share.

Voting Rights

        Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designation and applicable law, all voting rights are vested in the holders of shares of our common stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Transfer Agent

        Computershare Trust Company, N.A. is the transfer agent, registrar and dividend disbursement agent for our common stock.

Miscellaneous

        The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of preferred stock or common stock. We may issue warrants independently or together with preferred stock, common stock or other securities. This summary of certain provisions of the warrants is not complete. You should refer to the warrant certificate representing the warrant for the complete terms of the warrant.

        Each warrant will entitle the holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, warrants may be exercised. After the close of business on the expiration date of the warrants, unexercised warrants will become void.

        Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock, as the case may be, purchasable upon exercise of those warrants, including the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

        The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

        The warrant is initially exercisable for 3,199,988 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $361,172,000, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 1,599,994 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading "—Adjustments to the Warrant."

Exercise of the Warrant

        The initial exercise price applicable to the warrant is $16.93 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before November 14, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading "—Adjustments to the Warrant."

        Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the New York Stock Exchange.

Rights as a Stockholder

        The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

        The initial selling securityholder may not transfer a portion of the warrant with respect to more than 1,599,994 shares of common stock until the earlier of the date on which TCF has received aggregate gross proceeds from a qualified equity offering of at least $361,172,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

        Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.    The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

        Anti-dilution Adjustment.    Until the earlier of November 14, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

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  as consideration for or to fund the acquisition of businesses and/or related assets;

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  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

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  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

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  in connection with the exercise of preemptive rights on terms existing as of November 14, 2008.

        Other Distributions.    If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

        Certain Repurchases.    If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

        Business Combinations.    In the event of a merger, consolidation or similar transaction involving us and requiring stockholder approval, the warrantholder's right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, the validity of those securities will be passed upon for TCF by Kaplan, Strangis and Kaplan, P.A., legal counsel to TCF.

EXPERTS

        The consolidated financial statements of TCF Financial Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

13,114,755 Shares

TCF Financial Corporation

Common Stock

Prospectus Supplement
March 9, 2011

J.P. Morgan

Morgan Stanley

RBC Capital Markets